Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	December 21, 2004

For more information:

Media	Investors
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Provides Status Update

TORONTO – Nortel Networks* Corporation [NYSE/TSX:NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

The Company and NNL reported that there have been no material developments in the matters reported in their status updates of June 2, 2004, June 15, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004, September 2, 2004, September 16, 2004, September 30, 2004, October 14, 2004, October 27, 2004, November 11, 2004, November 24, 2004 and December 8, 2004; the Company’s press release “Nortel Networks Announces New Waiver from Export Development Canada” dated December 10, 2004; and the Company’s press release “Nortel Provides Estimated Unaudited Results for Q1, Q2 and Q3 2004 and Years 2001, 2002 and 2003” dated December 14, 2004, with the exception of the matters described below.

Annual Shareholders’ Meeting

The Company today was granted an order by the Ontario Superior Court of Justice (the “Court”) extending the time for calling the Company’s 2004 Annual Shareholders’ Meeting (the “Meeting”) to a date no later than May 31, 2005.

The Company had previously obtained an earlier order from the Court extending the time for calling the Meeting to a date no later than March 31, 2005 so that the Company’s 2003 audited financial statements could be completed and mailed to shareholders in time for the Meeting. The latest extension was obtained, after discussions with the Staff of the United States Securities and Exchange Commission (the “SEC”), to permit compliance with a specific SEC rule which would require, in these circumstances, that the Company provide to shareholders its 2004 audited financial statements either prior to or concurrently with the mailing of the proxy materials for the Meeting. As this would not be possible if the Meeting were to be held by March 31, 2005 (which would require the Company to commence the mailing of its proxy materials by no later than mid February 2005), the Company applied for and was granted an order by the Court further extending the time for calling the Meeting to a date no later than May 31, 2005 in order to permit the Company to comply with this requirement of United States securities laws. Despite the need to obtain this further extension, the Company and its Board of Directors remain committed to holding the Meeting at the earliest practicable time.

This order does not have any impact on the Company’s expectation, most recently announced in its December 8, 2004 press release and subject to the limitations therein, as to the commencement of the filing of its and NNL’s audited financial statements for 2003 and unaudited financial statements for the first and second quarters of 2004 and related periodic reports on January 10, 2005, and to follow thereafter, as soon as practicable, with the filing of its and NNL’s unaudited financial statements and related periodic reports for the third quarter of 2004, and any required amendments to periodic reports for prior periods.

The Company’s and NNL’s next bi-weekly status update is expected to be released during the week of January 3, 2005.

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About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel’s independent review and planned restatement or revisions of its previously announced or filed financial results; the resolution of the accounting issues announced on November 11, 2004, including the outcome of discussions with the United States Securities and Exchange Commission; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel’s filing obligations on support facilities and public debt obligations; any potential delisting or suspension of the Company’s or NNL’s securities; the adverse resolution of litigation, investigations, intellectual property disputes and similar matters; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; the communication by Nortel’s auditors of the existence of material weaknesses in internal controls; Nortel’s ability to recruit and retain qualified employees; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flows; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel’s purchase contracts; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.